Exhibit 99.1

Company Name: Jefferies Financial Group Inc. (JEF)
Event: Jefferies Investor Day
Date: October 16, 2025

Transcript

<<Rich Handler, Chief Executive Officer>>

Good morning, everybody. Welcome to our 2025 Jefferies Investor Day. My name is Rich Handler, the CEO of Jefferies, and I'm happy to be here. The first thing I'd like to say is – give a little perspective on where we're coming from – between myself, my partner Brian, our Chairman Joe Steinberg, the senior management team, and leadership at Jefferies, the Board, and our joint venture partners, we basically collectively own roughly 35% of the Company. And, it's a big deal to us. But more importantly than that, so everyone understands it, and those of you who know me know pretty well, I've been here for 36 years. My partner's been here for 26 years. Our leadership team's been here for a long time. This is personal. We care and we own this Company with you. And everything we do is beyond money. It's personal.

I can speak for the other 6,000 people in this Company. We all feel the same way. I've also been through times of adversity, as have all of us, in our career, and challenges. And I'll tell you, every time we have, we've come out stronger on the other side. And there's a reason for that. With our people in our company, our people, our culture, our Board, the bond we have with our clients, and the tenacity and the experience we've come through, many, many, many things, always better. And I can always reflect on the people, and they're the ones who get us there internally. Now, I'm going to keep my intro to our presentation relatively brief. The main point I'm going to get to in a second is going to be exactly where we are as an organization, which is absolutely a spectacular spot.

And you'll hear it from a lot of people today, and you'll understand exactly why we're so excited about this organization. Before I get to that, I think I have to talk about First Brands just for a moment. Stating the obvious, we are incredibly disappointed that we have to bring this up at this meeting today. We tried to do our best on Sunday to address the specifics of what we knew, as is our way, in a direct and transparent manner. And we put that out for everyone to see. We framed our direct exposure and we gave the details of our relationship with the company. But it's very clear, and we're as frustrated as anybody else, we don't know exactly what happened with First Brands, and the details will come out as the bankruptcy process unfolds.

What I will tell you is we're going to work around the clock to get the money that we believe we are owed based on purchasing good receivables, paying for them, and owning them on behalf of our stakeholders. And we're going to work around the clock to do that. As Brian and I said on the weekend, we basically said that these losses are absorbable. That word is a word that doesn't give us comfort because we take this very seriously. And even though it's absorbable, it doesn't negate the fact that we're going to be relentless in our pursuit of what we know is our money. We're going to allow everybody to ask questions at the end of this presentation regarding anything they want to ask. We'll do our best to answer them.

The reality is, a lot of those answers we can't, we don't know the answers to. So, it might be frustrating. But please understand, there's not one question you all want to ask that we're not asking ourselves in terms of getting our money back.

Okay, so that might have been the worst segue in the history of segues. [laughter]

Let me tell you what's really going on at our firm, okay? Our Company is operating spectacularly well. You saw our recent results. The fact is, record revenues last quarter. Our banking business, our trading businesses, our research, our technology, our global footprint, our relationship with clients, the brand that we built, the global footprint that is this organization – it's palpable how exciting it is. We have critical mass finally after 36 years, in literally every single thing we try to touch.

We're incredibly tied to the most prestigious clients in all aspects. On the corporate side, on the private equity side, on the hedge fund side, on the asset management side, our electronics, our prime brokerage, our research. I can go on and on, and you're going to hear it in detail today. And the fact of the matter is, with the consolidation in this industry and what's happened throughout the course of the last couple of decades, we find ourselves at Jefferies right at the forefront of being a critical partner to just about every client we would want on a global basis. We're also doing that at a time where you can feel it and you can see it from recent results yesterday, but you could see it from our results, and you can see how we've been performing.

The environment is really, really conducive to us monetizing these relationships and monetizing these capabilities. And you can see it across the board. You can see it from all the rest of the team as we go through it today. Our joint venture partnerships are really important historically with Berkshire Hathaway, with Mass Mutual. But quite honestly, our partnership with SMBC we believe will be a game changer for our organization. Brian and I just came from a meeting, 8 o'clock this morning, with senior leadership of SMBC Nikko. We are working – there are hundreds of people right now working globally – to figure out how we can actually partner together, formally, informally, to really deliver the best of both organizations to our clients. Our clients are incredibly receptive and our capabilities together are complementary.

And the fact of the matter is, I think it will be a game changer for our Company going forward as we go into increasingly broader and better business on a global basis.

Before I turn over to Brian, I just want to comment one last thing. The culture of our Company. I don't think anyone should ever…It's hard for me to convey the depth of how much people at this Company care for each other, for our clients, for our brand, for our reputation, and for who we are. And quite frankly, I've never been in a position where I was part of a Company that had as much potential as we have to unleash with our team on a global basis. We own 35%, soon to go to 40% with SMBC's next 5% purchase. You all own 60%.

Together, I think we're going to have a great opportunity ahead of us. And I really could not be more excited about it. And I can't wait for you to hear the rest of the team, because the team has a lot of great stuff to say. So, thank you.

<<Brian Friedman, President>>

Hi, I'm Brian Friedman, President of Jefferies. I'll just add one thought to everything Rich said – which I more than agree with – which is that after writing the note and sharing the note that we sent out on Sunday, I'm really happy we're here today. The opportunity to give perspective and hopefully for all who are interested in Jefferies, which is I assume why you're here, to understand exactly what's going on at Jefferies.

The scale of Jefferies, the breadth and the depth of Jefferies, the momentum we have, the opportunity that's ahead, the current trajectory of the environment. When you put all of that together, the disappointment we feel to be in the headlines the last week or two, and all of this is, it's at a time where this firm is in an incredible position and we don't believe – and that was, you know, again, we have to choose our words carefully in the world that we live in and there are things we can't say until facts are known and facts that we don't know are known to us – but, the bottom line is, this has to be put in perspective. And we're going to try to give you the perspective to put it in.

This is the sum of what we're going to share with you today. We have a truly global, deeply integrated investment banking and capital markets firm that is unique. Where our overriding competition are complex, multifaceted organizations. Where what we do, which is incredibly important to our clients, is only a small part or a part of what they do. Or in the cases of some of the smaller competitors we face, they can only address a portion of what our clients need. So, we think of ourselves as occupying a very distinct position where, truly around the world, we can provide our clients with the breadth and depth of what they seek and what they deserve. We can do it on a comprehensive and integrated basis. And that distinguishes us and it's what's propelling us. After a lot of years of investment – and I'll come back to this with some numbers in a few minutes – we are very much in a realization mode. I'm sure we're going to get a question about how many MDs you're going to hire in investment banking. For me personally, I'll tell you, it's not something I'm thinking about. Is it something we thought about for a bunch of years? Yes. Are we thinking about it today? No. And take that as the priority. The priority today is to execute and realize. Okay, not going to say we may not someday open another office in another country. Right now, I couldn't think of what that country is and no one has raised it for a long time, okay?

We are moving ahead with a breadth and depth of capability that is more than what we need to serve our clients as we want to do it, to broaden and deepen our business and to grow considerably. If we're fortunate, and we believe we may be, the wind has shifted to our backs. You know, it's been in our face at different times. It's been in our sides at different points. In the history of investment banking, and we showed a slide last year at this event which I almost wish we had updated and shown again, which was the entire history of Dealogic market size since, I think, it goes back to 1996. This industry pre-‘08 enjoyed typically multiple year runs of growth and opportunity.

We'll see where we are, but we believe that we are in a favorable environment that will enlarge the market opportunity, while at the same time we continue to gain share. Lastly, there are a number of specific initiatives that are already in the ground at Jefferies, much of the cost of which has already been borne, that are going to drive our growth for years to come. And we'll go through those. Hopefully you'll appreciate it and you'll see what the potential for Jefferies over the next one year, three years, five years, ten years, truly is.

I'll summarize the greater number of words on this page by saying what Rich says. Culture matters. Culture distinguishes. We have a differentiated approach and it comes from our culture. We have a depth and a breadth that very, very few can truly compete with.

As I mentioned before, we are truly global. We are doing business in over 60 countries from today, since ‘23. And we reach everyone. We can reach everyone. We can deliver for our clients, wherever, whenever, and most importantly, we can deliver to them the knowledge and experience that they deserve.

Some time ago, we started running our numbers on a ten-year basis. Just take the decades and look at them. And you know, Rich mentioned that we think long-term. We've always tried to get people to realize we are the people with the greatest sense of urgency and the greatest ability to have patience and perseverance. And when you look at Jefferies on a ten-year basis, what do you see?

And I remember, actually we were discussing this at the beginning of 2020, and I looked around at our group and I said, we can't be happy if the number at the end of 10 years, at the end of the 2020s, begins with a 4. Okay? Based on where we are now, you could guess what I might not be happy with that is more than four. Okay. We have really an epic opportunity. And it didn't start last week, it didn't start a year ago, or five years ago. It's been running for a long time. We think and we deliver in decades.

Interesting little math, which I actually just did last night, this is the mathematical adding up of our reported numbers. If you look at the bars on the right and you look at the slope, it's kind of a slow starter in the 2000s, and then it's pretty sharp. And what's interesting is just taking the right bars and dividing them by the left bars, okay? And what I think it tells us is that the 2000s, because of ‘01 and ‘02 and because of ‘08, wasn't actually one of the greatest decades ever. And ‘09 was somewhat held back by ‘08. And, we were in the early stage of investing in our growth. And so, when you're investing against a smaller base, you're going to have a bigger impact. So, the math is that if you take the black bar on the right by the black bar on the left, it's 9.8%. The next one goes down to 5.6%, the next one goes up to 8.8%, and the next one goes up to 13.2%. So, if you think about it, that is our net income margin, decade by decade. You know, the direction I think is pretty clear.

As I said before, the focus now is on bringing it home. And, you know, the tale of 2025 is going to be most likely, you know, it's not over yet, although we're whatever we are – we're two and a half, no – a month and a half from the end of our fiscal year. This is going to be a year of two halves.

One that was marked by pause, concern, whatever you want to say, whether it was right or wrong, and one that was the year we expected, which materialized in the second half, which was a period of real momentum and a period of opening up and people embracing opportunity. We're going to keep driving our opportunity and our position. We have a maturation that still has years to go. We're going to continue, in our view, to gain market share, and as a result of both the gain in market share and potentially enhanced by a greater market opportunity, what I showed on that last slide about continually enhancing margins, you're going to see that. Matt's going to go into a little more detail on how that happens from the non-comp side. We'll take your questions later about comp. It's all going to come our way if we are right.

I mentioned before what I think of as sort of a latent opportunity, like what didn't happen in the third quarter. The third quarter was incredibly solid. Multiply it by four, it's a very solid annual performance. We see momentum for that to continue. Proof will be in the pudding. We have and will continue to have the opportunity to add great talent. Jefferies’ platform is incredibly attractive to people coming out of school, to people that are unnecessarily displaced, to people who are simply questioning whether there's a better, bigger opportunity for them and a place that they will enjoy more. And that part – as much as I said I don't think about recruiting – we are always recruiting and we always will be recruiting.

The second thing, and I'm probably – oh, I didn't pick the slide – I'm going counterclockwise. We have a lot of adjacencies. We have a lot of opportunity to cross-sell, we have a lot of opportunity to add half step and full step next products, next opportunities. Some of it is already in process, some of it will come, and you'll hear about it from our business leaders and how it's playing out in each of our businesses. Particularly, you know, with technology broadly, particularly with AI, we have the ability to run our business moment-to-moment with ever better intelligence, ever better speed, ever better harnessing of all of our resources. Secondly, and maybe equally, we're going to have the opportunity to drive our operating margins. We're going to be able to build technology faster and better. We're going to be able to change processes that they run ever more smoothly and ever more readily.

We are absolutely focused on that. We're not going to make it a unique part of what we're doing. It is part of what we're doing. It is an everyday exercise at Jefferies. It's been going on for years. Somewhere in the last one to two years, we've crossed a line on AI where it's coming of age and coming of scale. And we're very much focused. As far as expanding who we do business with, we're growing into our global platform, we're growing into the breadth of the coverage we have, we're growing into what we can offer our clients. We'll talk in a minute about what we're going to be doing in Japan. There is so much more that Jefferies can provide and there are so many more clients that we can provide more to.

Rich mentioned our partnerships and whether it's Berkadia with Berkshire Hathaway, Jefferies Finance with Mass Mutual, or our broad and deep relationship with SMBC, we are in each case working on initiatives to grow together, to leverage each other's strengths, and to continue to build the opportunity. From our perspective, that is Jefferies.

Although the alliance with SMBC began officially in 2021, that was us barely getting on the field. In 2023, we started to come out of the dugout. I hope actually a baseball metaphor is going to carry here across the world, wherever people are listening. But if not, check your dictionary. With the latest announcement, we're starting to play in the first inning, and I say that with a strong belief that what we will accomplish together is immense. The opportunity it opens up for Jefferies, but also opens up for SMBC is broad, deep, endless.

And you know, we're going to talk about this more when we review what we're doing in equities, what we're doing in investment banking. We'll elaborate on some of the deal examples and exactly what happened and why they were opportunities and they were realizations that we wouldn't have otherwise. The important thing about the little graphs on the right is the slope. It is upward and it's upward with real momentum.

Pete Forlenza on the equity side is going to go into detail on what we're doing with the Japanese joint venture, but it's a hand-in-glove fit of one of the two largest banks, securities and investment banking operations, SMBC Nikko. And some of you may have seen in Bloomberg yesterday, the CEO of SMBC Nikko talking about our partnership, the likely potential and trajectory of the partnership. We agree emphatically.

When you combine the strength of one of the two leaders in Japan, with one of the leaders globally, when you bring together their depth, their brand, their relationships, our depth, our brand, our relationships, our joint technology, bringing it into a global network on every level, we will see growth and expansion. We've seen it with a group of sponsors that for the last two years we designated as joint sponsors. Again, you'll hear specifics on the investment banking presentation, but this began over somewhere between five and 15 years. And the sadly late CEO of SMBC, Jun Ohta, he would speak about our opportunity, always with the word ‘incremental.’ How can the two companies come together and do what they're not doing apart? This isn't about how can I have your business or you can have our business.

This was always about how the two becomes three and becomes four and does more. And Nakashima-san, the CEO of SMFG today, is deeply committed to our strategy, deeply committed to the expansion. If you think about the significance of SMBC taking its domestic equities and ECM business and putting it in a joint venture with us, for me, the 15 to 20%, what we're doing in Europe, the credit, all the other things are interesting and it shows the depth of relationship. But that joint venture shows the depth of trust and the depth of commitment to each other because of what effort we're going to make and what we think we're going to add and we think we're going to build.

Our asset management business is, for better or worse, a little bit in the spotlight. In the presentation today, we're not going to talk about the spotlight. The spotlight, if anyone wants to ask a question, we'll take it later. But, we will talk about the fact that in platform strategies, in multi-manager strategies and other broad strategies, we've built a meaningful business. And despite the recent news in the broad credit space, we continue to build.

I'll end where we began. There is incredibly low likelihood that someone's going to build another meaningful Wall Street organization. Okay? Hasn't happened in a long time. What it takes for it to happen is epic.

We've been fortunate that in the past 63 years – for Rich 35 plus years, for the two of us together 25 plus years – we were given the opportunity, partly by the strength of Jefferies as it was built over the years, partly by the environment which cleared out opportunity and allowed us to seize it, that we were able to get to where Jefferies is today. That is a position we will build on. I don't think it's a position that will be lightly threatened. And our ability to take this firm much, much further is right in front of us. We know what we can do. We're going to be clear and show everyone day by day, month by month. And, you know, we'll be reporting it by quarters or six monthlies, whatever people require.

And for guys who think in 10 years, six months will be nothing.

We know what we're going to do. You will see it. You've seen it in recent times. You've seen it even from what we said last year. The environment, as much as there's concerns, as much as there are issues, as much as there are divides, there's pretty clear momentum. There's a pretty clear willingness to take risks. There's a willingness to lean into strategy and to lean into growth. And when all of that is happening, a leading firm that intermediates in the capital markets and investment banking has a growing opportunity. We have the initiatives, we have the adjacencies, we have the synergies, we have the partners. Beyond our current momentum, there should be increased opportunity.

So, I look at the current momentum, I look at our opportunity to increase that momentum, and I look in an environment that potentially favors us. With all of that, that's the big story of Jefferies. That's the optimism we have. And, you know, increasingly, it's like the reveal. We will give you more and more of the facts. So, I'm going to turn it over to Matt Larson, who will give you a small chapter and a small verse on the numbers and what they're showing us.

<<Matt Larson, Chief Financial Officer>>

Okay, thank you, Brian. At the close of last year's Investor Day, and of course, in Rich and Brian's introductions today, our theme has been around execution and realization, having heavily invested in our business, particularly in the last few years.  With that in mind, it's easy to see that we're very well on our way based on our growth in net revenues of 86% since fiscal 2019. For those of you that know us well, you'll know that we operate with a daily sense of urgency, but as Rich and Brian both mentioned today, certainly with the long-term in mind. As such, we think it's good to use 2019 as an anchor year of what normal looked like, before we undertook our large push forward in our growth initiatives, and also excluding all of the noise of the pandemic in 2020 and ’21.

Revenues in 2019 were 3.9 billion compared to 7.2 billion on an LTM basis for 2025. And as mentioned before, we're aware that includes a slower than expected market opportunity for the first half of this year. We're happy with our top line revenue growth and think that there's much more that we can do and you'll hear about all of that from our business leaders about our plans to do so. Our 86% revenue growth compares to non-compensation expense growth of just 42% during the same period, resulting in meaningful non-compensation expense related operating margin even in light of significant investments we've made, and continue to make in our business, and in the face of fairly steep inflationary pressures.

That's translated to 440 basis points increase in ROTE over the period from 5.9% to 10.3%. And as you saw just a few weeks ago, our standalone ROTE for the third quarter of ‘25 was 13.6%. If you look closer at that net revenue growth I just mentioned, 82% of it comes from investment banking fees, from commissions largely stemming from the significant growth of our global equities business, and from growth in our asset management fees. The mix of our businesses and momentum across all of them translate into a firm that generates substantial and increasing operating income and free cash flow. I was looking back at some of our disclosed metrics for Jefferies Group in 2019 Q3. I thought it was interesting. At that time, we had pre-tax operating margin of 10.7% versus 16.2% and growing today.

Our VAR in Q3 of 2019 was 9.7 million versus 10.4 today on a much larger business, and our tangible leverage at that time was 9.4 times versus 8 times today. I mentioned these few metrics to further highlight that our growth is coming from scalable lower risk activities in which we have strong momentum.

While our balance sheet's grown, and we expect it may continue to grow in line with the overall growth of our business aspirations, it's largely due to the slow and steady expansion of our prime brokerage business, which you'll hear more about from Pete in just a few minutes, and facilitation of client business has become ever more meaningful to a growing number of clients who rely on Jefferies as a market maker and liquidity provider. Our growth is global and is spread across diversified set of businesses, geographies and products. As demonstrated here though, our relentless focus on ensuring our balance sheet is liquid and easy to understand, albeit larger, still results in Level 3 assets at comparatively low levels at just 3.1% of inventory. At this time last year, I discussed how we'd invested meaningfully in technology modernization to support growth and resiliency, that we were investing for longer term efficiencies from emerging workflows and AI capabilities and that industry consolidation and tech and data sectors had put pressure on costs. We've experienced that over the last couple of years and feel that we're turning a corner and expect that we’ll realize widening operating margins as our revenue base grows.

That's beginning to play out now with overall non-comp costs continuing to grow, the largest component being a direct function of our equities growth. You'll see our brokerage and clearing costs up 111% compared to revenue growth in equities of 137%. We're reaching more normalized levels across most of the other areas of non-compensation costs as we focus on the execution and realization phase of our business. While continued investments will always be required, today we're built for scale and we're beginning to realize the efficiency and benefits of today's technology, such as IT coding accelerators, embedded AI capabilities throughout our firm, and a cloud hosted infrastructure adding to our resiliency. To conclude, I would just re-emphasize our capital and liquidity position is strong. We're well positioned to support the next leg of growth and opportunity and to gain market share and grow our global capabilities.

Now I'll turn it over to my partners from investment banking. First, Raph Bejarano, Co-Head of Investment Banking.

<<Raphael Bejarano, Global Head of Investment Banking>>

Thank you, Matt. As Matt mentioned, I'm Raphael Bejarano. I lead the investment bank with my partners John Miller and Andrea Lee, who will follow me up on the dais in a few minutes. As you can see on the screen, our competitive position today has really never been better, as Rich and Brian both alluded to earlier. This is after several decades of relentless investment, some of which you can see on the screen in front of you, where Jefferies has established itself as a leader globally in investment banking. Why is that? We have a unique offering for clients. Best in class talent, global reach across every market that matters, and deep expertise across all products. Uniquely – and again, this is something that Rich and Brian alluded to earlier, I think it'll be a consistent theme throughout this morning – uniquely, this is delivered in the client centric, nimble, entrepreneurial manner that defines our culture. These ingredients are what make Jefferies so special for our team and for our clients. What truly excites us is what's possible over the next decade. Building from our foundation today, where we have increasingly become a magnet for both the best talent and for the world's most significant clients, which I'll touch on further in a moment. We've deployed this same strategy consistently over decades. This has driven long-term growth in market share and revenues and, as you can see here, market share tends not to grow in a linear fashion, but tends to build over time and then grow in an exponential fashion as we leap further in our competitive position.

Near-term growth will, in some measure, be driven by the ongoing maturation of our team and franchise, which have of course grown rapidly again over the last several years, as well as the potential expansion in the global fee pool.  Longer term, as Brian alluded to earlier, we have continued to sow the seeds of growth through further investment, elevation and expansion that should drive ongoing market share growth. John will momentarily touch on our ranking relative to our various competitors and how that continues to evolve. Before we turn to that, we also want to contextualize our franchise relative to the clients that we serve. Over the last several years we have had a deliberate strategy of elevating our franchise to serve the world's most sophisticated, oftentimes, highest profile clients on their most important transactions.

While the mid-market continues to be the cornerstone of our business opportunity and strategy, a leading position in large global corporate M&A and lead book runner IPOs, and large scale financings, has been both a critical source of growth as well as a source of franchise enhancement and elevation. That strategy has worked as positions as advisor to AT&T on their $22 billion EchoStar deal, or Monte Dei Paschi di Siena on their 13.5 billion Euro acquisition of Mediobanca, or as joint lead bookrunner on the eToro, Bullish and Figure IPOs indicate. Each of those is an example of massive elevation of our firm. And there are many more both on this page and, of course, many that did not make this page today.

We believe that this successful strategy has further solidified the foundation on which we're building, underlining the quality of our offering to clients and to talented prospective new joiners worldwide. Now, I'll pass it on to John, who will touch on what's happening on the fee pool and our relative standing in the industry.

<<John Miller, Global Head of Investment Banking>>

Good morning, good morning everyone. As Rich and Brian like to say to all of us inside, as much as we've accomplished together as a team and it's truly inspiring what we've accomplished as a team, in many ways, it feels like we're just getting started. So, I'm going to spend just a minute or two talking about the market, as Raph said, and our relative place in it. It's hard to believe it's been a year that we stood here, where at the time we believed that 2025 would evidence a sustained recovery in the global IB TAM, where fiscal 2024 annualized fee pools were trending to be up 14% year over year. That's for the market. We entered 2025 fiscal year feeling confident that our vision was in hand. 2024 wallet concluded up 29% year over year, with the month of December up 42% alone.

Continued strength in the IB activity for the industry drove a Q1 lift in the wallet of 25%. That was followed unfortunately by tariff induced softness that actually resulted in a 3% drop or a pullback in the Q2 wallet. All of which amalgamated into the delivery of a first half wallet performance for the industry that was up only 10%. As Brian highlighted in his slide earlier, the 33% market lift that we experienced in our fiscal third quarter is a leading indicator, we believe, for the resilience that we expect to ensue and is masked by the overall year to date annualized wallet lift of 11% that's showcased on this slide. Noteworthy is the activity that underpins this resilience which has been driven disproportionately by a 15% annualized lift in corporate activity, while sponsor fees are up only modestly year to date. Jefferies historic outperformance, we believe, with the PE asset class inevitably will drive further accretion in our share performance as sponsor activity resumes.

Next slide. Oh, there we go.

Our methodical investment in best in class talent that's been referenced thus far, coupled with intense strategic client planning that we've been focused on as a team, has continued to drive our outsized performance. On a GAAP basis, our reported Advisory ECM and DCM results evidence relative outperformance through our fiscal third quarter. As examples, looking at BofA and Citi in 2019, our benchmark year, BofA was 3.8 times our size. Today, they're 1.7 times. Similarly, Citi was 3.4 times our size in 2019. Today, they're 1.2 times as we approach parity with them.

Okay, in the back, please don't touch the slide. Narrowing the lens and looking specifically at our advisory franchise alone, Jefferies ranks fifth in global publicly reported advisory revenues, having moved the ball materially down the field. Where in 2019, Morgan Stanley garnered advisory revenues that were 2.8 times our size, today on an LTM basis, as of yesterday they're 1.1 times our size.

Similarly, both BofA and Citi were ahead of Jefferies five years ago at 1.9 and 1.6 times our reported advisory revenues and scale, respectively. Noteworthy today, they're both behind us at about 80% of our LTM revenue performance. As we continue to deliver truly best in class advice and execution to our advisory clients and set our sights on overtaking our global competitors as a team. We're inspired to have narrowed the gap so materially, where today Morgan Stanley is only 10% larger than Jefferies in reported advisory revenues, where they sit in a 4th ranked global position, compared to having been almost 3 times our size back in 2019. Noteworthy, where they ranked 3rd again, relative to the 4th ranked position they have today I think. Of note also, we've tightened our spread to Morgan Stanley by over half a turn, six-tenths of a turn to be precise, from where we stood at the time of this meeting last year.

So too through the lens of Dealogic fee share. Our performance in M&A has been noteworthy as we've gained in rank and share globally and in each of our core markets of the Americas, EMEA and Asia Pac. Today, per Dealogic, Jefferies holds a sixth ranked position in global M&A and sits fifth in the Americas, seventh in EMEA, up two notches and 140 basis points in share year over year, and eighth in APAC, up three notches and 210 basis points in share year over year.

Very importantly, coupled with our historic strength and outperformance in the sponsor M&A business where we ranked second year to date, we've gained material ground in accreting share in our corporate advisory activity, which has been an intense area of focus for our strategic client planning exercise given that corporates garner 74% of today's M&A wallet. Today we ranked seventh in corporate activity, up from a 12th ranked position two years ago, having gained 130 basis points in corporate advisory share during that time. Though it's clear that much remains to be done as a team to further our advisory position across the GDP of the banking opportunity set, we're proud as a team and we're inspired by what we've accomplished to date and we have a very clear vision for our path ahead.

Now I'm going to turn it over to Andrea, who's going to share perspective on our SMBC partnership and our vision for continued outsized growth.

<<Andrea Lee, Co-Head of Global Investment Banking>>

Thank you, John. As you just heard from Raph and John, Jefferies now has a truly distinct offering as the world's leading pure play investment banking firm. Our growing partnership with SMBC is solidifying that position and unlocking new opportunities for us and our clients. Through SMBC, we're complementing Jefferies’ offering with corporate lending to investment grade clients, balance sheet capacity to underwrite the largest acquisition financings globally, pre-IPO and fund financings, and we now also have access to one of the largest corporate investment banking footprints in Japan. This enables us to really offer the best of both worlds to our clients – Jefferies global investment banking services delivered seamlessly and immediately combined with SMBC's best in class global lending capabilities. We are still really in the very early stages of our partnership.

As Brian Friedman said, it's really still in the first inning, but we are already beginning to unlock opportunities to serve clients alongside SMBC that previously were less easily in reach for Jefferies. A few recent examples include Jefferies serving as a lead bookrunner on the eToro, Flowco, and Aspen Insurance IPOs. Those roles, as is common in the IPO ecosystem, included credit commitments from the bookrunners that we partnered with SMBC on. Similarly, SMBC has had a long-standing relationship as a core lender to Brookfield. In combination with Jefferies market leading energy and infrastructure advisory practices, this has created a greater opportunity for us to serve as an advisor to Brookfield, including in large-scale transactions such as the acquisition of Colonial Enterprises or the recent Altera disposals.

Lastly, SMBC's position as a top tier corporate lender has been a meaningful complement to our corporate advisory practice.

As you can see in examples for transactions that we completed for AT&T and Virgin Media O2. Over time as we have more and more experience working together and clients increasingly see us in action together, we expect these benefits to compound. Next slide.

Jefferies has spent decades building a flat entrepreneurial culture that attracts the very best talent. Now, this differentiated approach, operating at scale, offers a potential for outsized growth. Over the past decade, we have significantly taken market share across each region globally and our momentum has accelerated even more over the last three years. To cite just a few examples, our corporate M&A share is up 110 basis points, share among top 25 sponsors is up 440 basis points, and our share in EMEA and APAC ECM is up over 200 basis points across both regions. Our momentum and positioning have never been stronger.

Yet, plenty of upside still exists. As we serve larger companies and bigger sponsors, this will strengthen the appeal of our platform to clients and top-tier talent. This virtuous cycle, combined with our unique culture, should continue to drive long-term growth. Thank you. And now I'd like to hand the presentation over to Pete Forlenza, our Global Head of Equities.

<<Pete Forlenza, Global Head of Equities>>

Hi, good morning everyone. As Andrea said, I run the equity division globally. I just wanted to say I'm proud to state that I've been a part of this team in this Company for 12 years running the equity business. Before I begin to the slides, I just wanted to talk a little bit about the equity division's philosophy here. One, the first thing I would say I want you to know is that the equity division is deeply aligned with the firm's overall investment banking and capital markets strategy. That's the first thing.

The second thing, and you'll see the evidence of this as we go forward through the slides, there's three basic pillars of our equity division. The first one is we believe in advisory and you'll see the investment we have made in research over the last decade and the results we have in that. The second thing is we believe in having both broad and deep sales teams globally to service as both our investor and our issuer clients. And thirdly, on the execution side, you'll see that we philosophically believe in both high touch and high tech.

A couple of points to make on this page. You'll see, and Brian had mentioned it, that we're on pace to achieve record results in equities for the second consecutive year. Revenues have more than doubled over the last six years and have grown by 71% since 2022. But what I find most interesting on this page, I'd like to highlight the growth of our international revenues. If you look at the left side, you'll see that our overall equity revenues in 2019 were $774 million. The last 12 months, our international or non-America's revenues have been $772 million.

Now, interestingly, a few years ago when I was on this dais talking about the opportunity that we had globally, I was asked the question if I ever foresaw that we would exceed 30% of revenues in equities would come from outside the US and you can see we've exceeded that and are heading towards 50%.

I'm not going to go through an entire commercial on this page, but I do want to take you through a couple of things that highlight how this strategy is working. I'd highlight that our global cash market shares are at an all-time high. Hopefully not for all time, but they're at a record high at 5%.

But, as I was talking about our international growth, I would highlight that our market shares are actually higher in both India and the UK than they are in the US. We’ve become quite meaningful in these markets and continue to be meaningful across all global markets.

The middle of the page, I talked earlier about our strategy of having both broad and deep relationships. We continue to expand the number of clients we touch every day in equities, which is important when you're thinking about it from an issuer standpoint. We touch many potential investors. But we've also been deepening our relationships with the largest clients, which is evidenced by the growth of our revenues with our top 25 clients. So, think both broad and both deep and we're doing it globally.

On the right side, you'll see that I'm highlighting our equity research.

Again, importantly, we believe we now cover more stocks than anyone else in the industry. So a very broad footprint and we're doing it with quality. You can see our II rankings – it's now called Extel – how those have progressed over the years. You can see we're number five in the US last year, five in Europe, six in Asia and those results in the US will be published shortly and we're hopeful that we’ll continue our ranking increase.

So how are we going to continue to grow because we've been on this trajectory? The first thing we're going to do is continue to grow and globalize our business and you'll see that there are businesses that we're significant players on here in the US that we're now becoming a meaningful player globally. So continue on that path.

The second thing we're going to do, and I think this is probably the most important piece to go through, is we're now expanding the total addressable market that we're getting into. So if you look at the kind of lower, the lighter shade blue, that's kind of the current significant Jefferies TAM, particularly in the cash markets, both high and low touch, and we've got very large market shares there. The larger blue TAM shows the opportunity that we have globally across prime services, derivatives and program trading. I'm going to speak to each one of these briefly and why it fits us.

So, on the prime services side, Jefferies has been a prime broker for many years. But if I think back to five or six years ago our focus was primarily on emerging hedge funds and we were quite good at it.

And some of the larger prime brokers would naturally go after the larger hedge funds. Over the last five years we have made significant investments in technology to service the more complex clients. We are now at a point where things are kind of coinciding – if you will – where our technology is now amongst the leaders in this. Is it a time that Jefferies has grown to be a more significant partner across advisory and across sales and trading for many of the larger hedge funds? They’re now – and I'm going to use this phrase – inviting us in to be a financing partner for them. And it's something we're just scratching and we're doing it where it fits us with the clients that align for us.

In derivatives, going back to my initial comment that we are aligned with our overall investment banking and capital market strategy, we have continued to grow our investment banking footprint. We've gone up in market cap in who we're servicing. Providing derivative solutions to our investment banking clients has been a big opportunity for us and it's a business we have continued to build. We started one 18 months ago in Europe that's been quite successful for us. There is a big opportunity for us there.

In program trading, passive investing continues to grow throughout the global markets. Be it through index funds or ETFs, rebalancing these portfolios in a real time global basis is very complex. It's very technologically difficult. There are six or seven players that can do it globally. Jefferies is one of them. So that continues to be a big opportunity for us.

And then I would just highlight this, you'll see our market share momentum, we still have market share to gain.

It is in front of us. That is what we're going to continue to do.

Brian mentioned, and others, our exciting announcement that we made a couple of weeks ago to integrate our equity business in Japan with the equity business of SMBC Nikko, and I want to take you through what you would call the industrial logic of this and the opportunity we have. So, start with the fact that SMBC Nikko is one of the two largest financial institutions in Japan. Point one. The second thing, and if you look at this slide, SMBC Nikko’s equity business naturally has a very strong domestic client footprint. Jefferies has a very strong global client footprint. There is some overlap, but not as much as you may think. When you put the two of us together, we will immediately move to a top three market share potential.

So, think domestic clients, international clients. Jefferies has a very strong global client base.

SMBC is highly ranked – I believe top two over the last few years – in Japanese equity capital markets and is one or two in research. Jefferies, and you saw it from our global footprint and our rankings, has a very strong global research footprint and expertise. We will bring these teams together and have more collaborative research to provide even more and in-depth research to our local Japanese clients.

Jefferies, as is evidenced by our investment in technology on the trading side, has very sophisticated trading technology globally that we will be bringing to this market and bring to the domestic equity flow that SMBC Nikko has today. SMBC Nikko has very strong domestic corporate relationships. Jefferies will be bringing advisory solutions, but within equities, also derivative solutions to that.

So, you can see bringing these two businesses together, the logic behind it and the excitement that we have. So in conclusion, I would say this. Jefferies is one of the few remaining truly global equity businesses that can serve clients in everything they need to do in equities. We continue to see the opportunity in front of us to gain market share and we are right now in the execution and realization phase. With that, I'll turn it over to my partner Fred Orlan.

<<Fred Orlan, Global Head of Fixed Income>>

Thanks Pete and good morning everyone. For those of you who are long term veterans of the Jefferies investor days will remember the commitment that we made 10 years ago to increase the stability and the consistency of the – let me push the green button here – consistency of the revenues and returns of our fixed income franchise across varying market conditions. We set out then and continue today to stay true to our core strategy that starts with a relentless commitment to deliver value to our clients every day and we do this by prioritizing quality share over simple market share, delivering idea driven, solution-oriented strategies that add value and cement long-term client partnerships. And we leverage our daily flow trading relevance to zero in on the trades that matter most to our clients, helping them achieve their performance goals.

And we do this with insights from 65 global desk strategists, collaboration across our fixed income business and with our investment banking partners, with top tier voice and e-trading capabilities, and discipline around risk management and resource utilization. So, this combination enables us to deliver seamless execution and liquidity across both primary and secondary markets, driving higher margin repeat business.

So looking at the numbers for 2025, it's been a softer year on the secondary trading side with revenues down 19% driven by historically tight spreads and low volatility across the credit markets, which compress trading margins in generic day to day flow trading. Q2 was particularly slow, but you can see we rebounded nicely in Q3 up 33% quarter over quarter.

So now I'm going to focus on the three themes that support the consistency of our performance and are the key drivers of further growth in our business, which are noted here on the bottom right hand side of the slide. Geographic diversification, higher margin solution-oriented trades and products, and our alignment with investment banking.

So, in the first theme, the growth in our international business, both from a revenue perspective and the distribution of global products, continues to add diversity to our business. And you can see because of our investments abroad, our international business continues to become a larger percentage of our overall revenues which is diversifying our business and is now 27% of our fixed income trading revenues. And leveraging the growth of our European business, where we've more than doubled our revenues over the time period, we're adding to our global distribution capabilities in the Middle East where our client revenues have grown significantly since we opened an office there in that region two years ago, and also in Asia where our client revenues have grown by 72% as we've added talent and leadership in the region also over the past two years. And our incremental fixed income presence in Asia is synergistic with our investment banking build-out across the region as we've leveraged this to originate debt transactions with our investment banking partners, which is also adding relevance to our investing clients as well.

So, turning to slide 42 and getting to the second theme, a core principle of our business is leveraging our day-to-day trading relevance to build inner circle relationships that enable us to provide our clients with more solution-oriented trades that either optimize their portfolios or help them source unique assets that enhance their returns. So this strategy directly aligns with our clients, many of whom are focused on expanding their alternatives platforms and because of this, they're broadening their strategies to include more off the run assets. And our ability to deliver this is a result of our flat structure, our focus on collaboration, which enables us to source and execute more unique trades for our clients. And some of these opportunities are sourced with the help of our investment banking partners, which gives us access to a broader opportunity set.

And I'll talk a little bit more about that later on. But the key point here is that because of this capability, more clients turn to us for help in sourcing these opportunities to drive better returns for their funds. And this is a big part of why we are a partner of choice across the credit markets. And you can really see the impact here on slide 43 with the results from the Coalition Greenwich survey, which really speaks to how strongly our approach resonates in the market.

So first, more and more clients rank Jefferies as a top-three relationship, as you can see in the top left box. And these inner circle relationships are built on trust. And on the bottom right, you can see an example of this. We are recognized as a first call for confidential trades.

And as for insight, we're noted by our clients as a top provider of trade ideas, which is also a good measure of how we're adding value. And our clients consistently cite Jefferies as having some of the most helpful traders in the market. So, our trading, sales, strategy and capital markets teams work in close partnership, delivering ideas, market intelligence, and tailored solutions that help our clients realize their performance goals. And bringing this all together, you can see the stat at the bottom. You can see the stat at the bottom, which speaks to our momentum.

In the Greenwich survey, our clients have ranked us as the firm that they are most likely to do more business with over the next six months than any other firm across global credit for five out of the past six years. So, on slide 43, we can really see how the growth in our client rankings has impacted our client revenues. First, we've increased the breadth of our market penetration. And you can see here on the left, the growth in revenues across all cohorts of our client size, ranging from 81% for the largest 70 clients, to 60% – roughly 60% – for the smallest. And this diversity of penetration provides us more liquidity and differentiated flow as you're trading across a broader spectrum of clients with different needs and strategies.

And it's also reflected in the depth of our penetration as we've grown the number of clients that we generate over a million dollars of sales revenue with by 1.6 times since 2019. Now, if you look at the last column, it's clear how our strategy really sets us apart. Over the past six years, our client revenues have grown by 72%, more than five times the 14% growth experienced by our competitors. And I think this is a true reflection of the momentum that we've built and the trust that our clients continue to place in us. Now you've all heard Rich and Brian consistently emphasize that our people and our culture are the foundation of Jefferies’ success. And what really sets our culture apart is the way we collaborate, not just within fixed income, but also across equities and investment banking.

And this cross divisional teamwork gives us real commercial leverage. It enables us to operate in the white spaces and helps us to deliver timely solutions for our clients when they need it the most. So, here are some examples of that. An important focus of our international build-out is to better align our business with the global setup of our clients. The realized benefit is being able to deliver more insight and better execution across our businesses. And you can see that 40% of our revenues are now derived from businesses where we have global integrated leadership. And also sharing information and insights across businesses is an important driver of revenues as well. And we've doubled the volume of cross-selling or trades that occur outside of a specific sales team that are dedicated to a particular business. And, as I mentioned before, leveraging our day-to-day flow is key to identifying opportunities in the market and executing the trades that matter most to our clients. So seamless integration between our low touch electronic trading and our high touch voice desks is essential to making this happen. Growth in our e-trading volumes is having a big impact on our high yield business, not only driving increased flow and market share, but it's also enabled us to streamline workflows across our voice and e- platforms. In high yield, we're now ranked number two in portfolio trading and number two for integration across electronic portfolio and voice trading. And you can see we've increased our high yield volumes by five times over the time period, driven of course by our e-build, which has in turn helped us double our voice volumes over the same period, demonstrating that this collaborative strategy really drives growth in the business.

And the third pillar of our fixed income strategy is the strong synergy that we've built with our investment banking partners. A more robust new issue pipeline naturally drives increased secondary trading volumes and gives us an edge in trading these credits.

And the benefit is evident in the volume growth in two of our most important new issue markets, leveraged loans and municipal bonds, where our secondary trading activity continues to expand on the back of our investment banking growth in these areas.

So, this alignment between origination and trading is increasing our relevance to a wider set of opportunities. And, and here we've listed examples where this collaboration has translated into top tier rankings across several key new issue markets. And a great example of this is in our consumer ABS business where we currently hold the number one league table position and have transacted 22 deals over the last 12 months.

And this is the direct result of a coordinated coverage model that brings together our ABS capital markets team and fixed income, with our specialty finance sector team in investment banking, which is run by Andrea Lee, who you just heard from. And this partnership has enabled us to leverage our ABS success to win both equity capital markets and M&A assignments from these companies. We've also built the number one CLO underwriter – we’ve been the number one CLO underwriter in Europe since 2022 thanks to the strong partnerships that we have built with leading global issuers there. And by extending these trusted relationships to the US, we've significantly improved our global ranking, now number six year to date. And this is also important because increased CLO issuance drives secondary loan trading activity and many of the top CLO issuers are also investment banking clients.

So, we talked about municipals and leveraged finance on the last slide and the growth that's having on our secondary volumes as well. So just to sum it all up, 10 years ago we made a clear commitment to increase the stability and consistency of our fixed income revenues and returns. And that journey, grounded in being relentlessly focused on adding value to our clients, continues to be the foundation of our strategy. We built a franchise that leverages market share to deliver quality share, executing differentiated solution-oriented trades that cement long term partnerships by helping our clients drive excess returns. And we've expanded our global reach. We've deepened our alignment with investment banking and enhanced our execution capabilities across both primary and secondary markets, driven by collaboration and the seamless integration of voice and electronic trading.

So as a result – oh, and our progress has also – the trust that we've earned, is also reflected in the Coalition Greenwich Survey where clients consistently recognize us as the firm that they expect to do more business with in the future. So as a result, I'm confident that as market conditions normalize, we'll continue to drive growth in revenues and profitability in our fixed income business. So now I'll turn it over to Nick and Sol in Asset Management.

<<Sol Kumin, Co-Head of Asset Management>>

Alright, so I'm going to give you just a quick overview of our business today. We currently have 19 partnerships across a variety of strategies. We're typically looking to do seed or accelerator capital type deals with either new firms or seeding a new product at an existing firm. We make multi-year commitments and provide marketing and distribution for our economic share in the business. Sometimes we own the entire business, and the portfolio manager has a direct payout. Sometimes it's a joint venture that we own 50/50 with the manager, and in most cases it's a revenue share that we take off the top. We're looking for quality managers and resilient business models, unique strategies that can generate returns over different market cycles. We look for managers that can build businesses over time and have the potential to scale.

We focus on growing our fee revenue while being efficient with our capital. The two buckets that we spend most of our time focused on are the multi-manager and platform bucket, and then the alternative credit bucket. We can provide managers with operational support, legal and compliance support, as well as bringing our 27 person marketing team around the globe to help them raise capital.

<<Nick Daraviras, Co-Head of Asset Management>>

As Sol mentioned, we provide these different types of capital, seed acceleration, other strategic, in exchange for participation in the fees generated by these asset managers. While the form is typically a revenue share, and that's the majority of our partnerships, we also have these other structures that Sol mentioned. The key point here is that as we have added these relationships over time and helped them grow AUM, we've seen an increase in our revenue. This slide highlights that dynamic.

This shows how we focused our platforms into the alternative credit or multi-manager and multi-strat categories. From a fairly opportunistic program early on, to this more coordinated effort to have strategies that we believe have both stability and capacity to grow over time.

This is the slide that shows the growth in our business. On the left, you see the overall returns on investment, and on the right, the total asset management revenue. We break the total asset management revenue down to also show our management fee and performance fee. You can see over the last few years this has grown pretty dramatically and the key here with the next slide is that we've been able to achieve this growth disproportionate to the capital that we've been using from the firm.

<<Sol Kumin, Co-Head of Asset Management >>

So, on the capital raising side, we've continued to add to our team. We're up to 27 people today, which has doubled in the last five years. We made three important adds this year, one in the US, one in Asia, and then someone on the ground in the Middle East. We've raised just now close to $5 billion of fresh capital this year. And, what's been nice to see is it's been spread out between many of the funds. The pipelines here remain strong. Schonfeld and Dymon are two in particular that have had very good pipelines and have really started to raise some capital. Most of our credit businesses have raised some substantial capital this year and we're excited to get on our way with Pacific Way, which I'll talk about in a second.

The other thing that's worth adding on this slide is just how closely we work with the Jefferies Finance platform and we've been successful raising capital with them together.

So, this is just a snapshot of all of our strategies and as I mentioned before, we break them down into platforms, alternative credit, and other. On the platform side, it's worth highlighting Dymon Asia, which has had excellent performance for the last three years and has started to raise a lot of capital, has a pipeline to basically double their capital base over the next 12 months. They've been really smart about taking it in slowly and efficiently. Schonfeld again, as I mentioned, an important partner to us, continues to grow their business, and the last one here is Pacific Way. This is a multimanager business that sits within Partners Capital that we've just partnered with them.

It's our most recent partnership and they've not raised institutional capital in the past. So, we are excited about getting them going and we'll be taking them on the roads starting in the next few weeks.

On the credit side, a few worth highlighting. 463 Capital has gone from basically a billion to two billion over the last year. Also, very good performance and a really good pipeline. And then Hildene Capital has been another great partnership with us and we've been looking for ways to continue that partnership.

The last one to highlight here is in the other category which is Greykite. It's a European private equity real estate fund that we partnered with last year. They're getting close to closing fund one. They built a really interesting diversified portfolio and have raised capital from a really blue chip group. We're excited about their prospects going forward.

Thank you very much for your time.

<<Rich Handler, Chief Executive Officer>>

Thank you for listening to that. With that, we're going to open up the room and the calls for Q and A. Can we get a microphone over here please? Up to the front.

<Q – James Yaro, Goldman Sachs>

Good morning. James Yaro, Goldman Sachs. Thanks for doing this, Rich and Brian. I want to start first with the growth of the MD headcount. You've exploded a bit, consolidated after some rapid growth in the past few years. Maybe you could just talk about your aspirations for hiring Investment Banking headcount specifically, but maybe also just broader in senior talent.

<A– Brian Friedman>

On the investment banking side, the focus right now is really pinpoint fill-ins to sectors, products and probably even less so geography in terms of regional coverage. I'll use as an example; in the last less than two years we brought in a new Head of Global Real Estate investment banking based in New York. We've hired on several additional Managing Directors to support. In the last literally about 14 days, we hired a first time Pan-Asian Head of Real Estate, and we've strengthened ourselves with a new Head of Real Estate in Europe. So, it's an example where this has been a relatively modest subsector for Jefferies and the potency of the team will have as we enter 2026 will be substantial. So, I use it just as anecdote, to appreciate that we're down to that level of fine tuning.

If you want to turn it into numbers; if we sit today somewhere in the 370 or so, you could see that number between promotions that will come at year end and promotions in the last couple of years have been, call it in the low 20s. So, think about, you know, just simple math. Add on to that some continual onesies, one or two departures, we probably grow our MD count in the next year readily by 10%. Do we grow it by a lot more? That will just depend. I will emphasize that is no longer a top two or three defining theme for us, for now. I would have said the same thing five years ago.

<A– Rich Handler>

Let me clarify just a little bit. He says that. I've said that. The fact of the matter is our platform has never been more attractive to super high-quality bankers. And so, our phone rings a lot. And you'd be surprised how many incremental pieces of white space you actually find when you talk to more and more high-quality bankers from very prestigious firms who really don't want to work there anymore and want to work at a company as entrepreneurial as Jefferies. And the fact that so many of their friends have come here and have done so well so quickly, that creates a lot of excitement and the phone rings a lot. And great bankers, you know, we still want to hear from you. The door is not closed. But Brian is right, we have so much to execute. If we just execute the team that we have right now, the scale of what we have, and the margin capabilities, is really right in front of us.

<A– Brian Friedman>

And our capacity again, if you take the third quarter, multiply it by four, that shows that last year with a modestly smaller team, our revenue was three billion in investment banking and the third quarter ran at closer to - excuse me - the third quarter ran well north of four. That shows you the elasticity and the opportunity that we have.

<A– Rich Handler>

And also, I sit back and watch these slides, it's hard for me to really fathom, we're approaching Morgan Stanley and we're a huge chunk of Goldman Sachs.

And they're both great companies with trillion dollar balance sheets and we now have a joint venture partnership with a two trillion dollar bank. Not that our market share gain is going to come necessarily from those people. There's lots of other places to gain market share. But if you step back and look at the power of the platform on a global basis, on an industry basis, on a product basis, on a service basis, and how it leverages off of each other, we have to just execute, but we're going to have a hard time saying no to great bankers. So, please keep sending your resumes in.

<A– Brian Friedman>

And just in the recently reported this week numbers, if you take the five large US bank holding companies and our advisory revenue for both the three months and for the nine months, if you stack them up, we're number four.

<A– Rich Handler>

Do one last one then. Kurt had his hand up over there.

<Q – James Yaro, Goldman Sachs>

Oh yeah, sorry. Just quickly, I think I've asked you this almost every one of the past five years, but how are you thinking about the return profile? Obviously, the business has changed. You're a lot stronger in investment banking. You've built a lot of new things. So, I think in the past you've talked about low teens ROTEs is something that you could achieve, but how should we think about that going forward?

<A– Brian Friedman>

I think there's a couple of things we've said that are relevant. One is the focus on realization, okay, that even if we get lucky and there's, you know, 70 bankers, MDs, added in the next year, that's no longer as relatively material. And the second point is, you know, well, two real sub points. One for Matt, which is the leverage on our non-comp expense is getting meaningful and secondly the overall sort of marginal profitability. The third quarter is not a fluke in ROTE. And you know, I'll keep saying this and I won't be able to maybe prove it for 10 more years, but 2008 to 2023, I think someday will be viewed as an incredibly aberrational period and we showed it last year in the that slide of two years up, one year down, one year up, one year down; the addressable market issue, that's a real compounder. If you go back before ‘08 and you go back, you know, from 2000 to ’08, we were hitting really good ROEs. And that to me is what this third quarter, the fourth quarter of last year, now it kind of stinks to have to pick a quarter and a quarter, but we had a little six months in between that that went a little sideways, but if we're right, you will see it and you'll see it not at low double digits.

<A– Rich Handler>

I just want to elaborate on this because it's an important point and Brian mentioned, we think in decades. The fact of the matter is we spent from 2011 to the rest of that decade effectively integrating in 2012 with Leucadia, cleaning up a lot of mess, not generating good ROE, but having the opportunity to buy back 175 million shares of our stock and reposition the Company and reinvest in it. Then we basically had Covid. And we basically dealt with COVID and came out of it as a stronger organization. Interest rates go up and then all of a sudden capital markets activity go down. So, we wind up playing offense and really make the big investment in the headcount. And we’re all dressed up, ready to go from an ROE perspective, literally in December, January of last year.

And then this thing called tariffs hit. This is not a sad sack story of why we always have an excuse. This is just the reality of the world. We spent the next six months powering through it, having a modest but not stellar ROE and the third quarter was the first quarter you got a taste of the scale of our Company, the breadth of our Company, the beginning of operating, over which as these revenues go up, money pours down to the bottom line. And I feel like we're finally at a point after lots of investment and lots of challenges, we see a huge opportunity ahead of us just to execute and we have all the pieces in place right now, plus SMBC, plus our technology, plus the brand awareness. I mean, that's what I see right now.

<Q – Kurt Feuerman, Alliance Bernstein >

Kurt Feuerman, Alliance Bernstein.

<A– Rich Handler>

Hey, Kurt.

<Q – Kurt Feuerman, Alliance Bernstein >

I'm a happy shareholder and very impressed with the presentation today. I look forward to earnings per share, starting with a five or six or seven in coming years. But I want to talk about the elephant in the room. Your stock today is down 7% and it's obviously been, I think the trigger today might be Zions Bank brought up – a new bank – a new credit issue. So, the banks are weak. Your stock is down 33% this year. Admittedly, it was an amazing year last year. Thank you. And Goldman Sachs is up 33%. The big banks are having a great year. You made a fantastic decision years ago to not become a bank.

But the banks now, because of de-reg, have this, you know, I think are the most aggressive share repurchasers in the S&P. So, they're getting improvements in capital. I guess my question is – I know you don't want, you've been a very aggressive – you've been aggressive in all aspects of running the company to the benefit of shareholders, including share repurchase, but now with your stock about 1.5 times tangible book, JP Morgan around 3 times – it's probably never – you've probably never had a wider spread. I know you have a lot of uses for capital, but could you talk about the value you see in the shares now and what we might expect on the share repurchase capital return front? Thank you.

<A– Rich Handler>

Okay, so first off, I think I might have mentioned this to you at one point. You probably don't have a management team that's more engaged in terms of ownership of their company than people here at Jefferies. So, we are aligned, as I said at the earlier part of my comments. And we've also not been shy about buying our shares. We tend to not advertise it to the world. We tend to just do it and then tell people what we've done. We clearly do have a buyback program. We've clearly had quiet periods or restrictions because there's a lot that's been going on with ourselves regarding SMBC and other things. So, you could assume that there are issues on that side as well.

I think the best thing for me to say is I think there's a dichotomy, a big dichotomy, in terms of what you see before you in terms of the value of this Company and where the shares are trading right now and our job as managers are trying to help figure that out. I'm not saying we're going to do something dramatic and launch something. I'm just telling you we are keenly aware of it. We're focused on it. We're incented to do it, to do what's right by shareholders. And we also do it for the long-term and we also pay attention to the rating agencies and we are very prudent. But I agree with you. Our stock, and I guess everyone at their investor day says their stock is cheap. You've never heard me say that before, but kind of cheap.

<A– Brian Friedman>

I would just amplify one point because it's probably the first time in a long time we can even say this. Particularly because of the Alliance with SMBC and the activity around creating the joint venture and announcing it and the other announcements that we made a few weeks ago, we over the last several years have had, you know, disproportionately long blackout periods. You're not aware of them, we can't tell you about it. But you know, it's one of those toughest things where people say, you know, they only bought seven shares in the quarter and those were typically surrenders from one of our insiders. So, you know, frankly that's a good thing for us because we can actually do that in a blackout.

But that's really an explanation of a lot of the absence of buyback over the last frankly two to four years after a massive period of buyback. The second thing I would say is, implicit in what you're saying is sort of how we get valued and I think in fits and starts this last year and a half, two years, I don't know what the right starting point would be, I think people are starting to appreciate our earning power as you alluded to it. And I think a multiple on that earning power is becoming a more available way to measure our performance. And you know, I think the truth will be in the next quarters. Today's action, the recent action, you know, we've been very clear. We think it's overdone.

<A– Rich Handler>

And look we, you can't really be more specific but when we finish the third quarter, you know, if we didn't, if weren't in the news right now for something that we clearly are in the news for, I think our stock would be at a very different price. And I think what investors have to look at is if the magnitude of that makes sense relative to where the rest of the Company is actually worth today. And that's for the investors to decide. We have our own opinions. Hopefully you'll come to the similar conclusions.

<Q – Ian Lapey, Gabelli Funds >

Hi, Ian Lapey, Gabelli Funds, also a long term shareholder. Some questions on risk management. I guess the surprise to me was that 24% of Point Bonita's assets were invested with one issuer. That would seem to be a Risk Management 101 failure. Just first, how did that happen? Second question, do any of Leucadia Asset Management's other managers have similar outsized exposures? And third question is, are you doing anything differently or do you plan to on the risk management side for the asset management business? Last year, I think you talked about George Weiss and the Water Station 352 as sort of idiosyncratic. I think it's getting harder to say that today.

<A– Brian Friedman>

To separate those and as you might expect, there's only so much we're going to be able to say today.

But on the question of concentration, I think the most insignificant point is that we purchased, or Point Bonita on behalf of the fund, purchased receivables that had investment grade obligors and - I'm going to get there. That aspect is a meaningful risk mitigant. Ultimately, it is with one issuer. You can go into other aspects of this. With hindsight, obviously it's a different view than with foresight. I'm not going to be able to say a lot more than that, other than to also say, and then I'm going to come to your question of, you know, what's a coincidence and what isn't, fraud is fraud.

If this was fraud and we don't know, there's been suggestions, there's going to be a knockdown process of a bankruptcy court and we're going to see what's learned and we're going to see what the resolution is going to be. I wish, you know, for my taste, I wish it could happen in three days and we can move on and not talk about this and know what the outcome is. But fraud is conventionally not detectable in the real world. I've detected fraud or thought I saw fraud. I've had people cry and confess and I've also been the victim and we've been the victim, and I can't tell you there's anything to that other than most people try to avoid when they think there's an issue, can protect themselves in different ways. We had a lot of protections here. We're going to find out the outcome.

It troubles us the coincidence of several of these. It's causing us to ask questions, it's causing us to scrutinize. We're not aware that we have any other comparable narrow concentration or illiquid concentration. Most of the strategies in asset management are liquid. Our own balance sheet is dramatically liquid other than our longer-term commitments. So you know again, it'll be easier when we have all the facts and we have the outcome. But we'd still like to believe that these are unfortunate coincidences of narrow facts. But we're looking at it much more seriously.

<A– Richard Handler>

And we will do a complete and thorough reevaluation of it. We take this seriously. This is not just an oh by the way this happened. We take this drop dead seriously.

<Q – Brennan Hawken, Bank of Montreal >

Brennan Hawken, Bank of Montreal, I'd like to follow up on that. The Asset Management business many investors view as kind of a side hustle. You guys talk about being, you know, the pure play investment bank, you know, the last sort of OG of investment banking, and I think that's why folks own Jefferies. So yet, we've had some struggles and setbacks here from the asset management business. Have you wondered whether or not this is worth staying in this business or whether or not there are sufficient controls and whatnot around all of the different potential conflicts?

<A– Brian Friedman>

Lots of wonders. As explained by Nick and Sol, we have driven the focus of the asset management business toward the diversified multi manager and other platforms and toward credit. Credit particularly is ultimately strategic to us. We are a significant originator of credit. Credit is an opportunity and an element of our overall investment banking and trading strategy. And to extend that through the asset management side, you saw I think $29 billion that sit at Jefferies Finance, that's in private credit and in CLOs. That is something that is integrated and ultimately fairly important to us and creates further compounding opportunity. On the multi manager, we have, you know, X, this is a big X, but X the George Weiss story, which we think is a very narrow and distinct story and somewhat of a story of an individual.

The net of it is that we've had very little challenge in the last several years. We're massively diversified and the returns have – both the returns have been good and the fee and other opportunity has been good. So we think we're bringing it to the right place. Sadly, I would have said that three weeks ago, so I don't have the conviction I had three weeks ago. We got work to do.

<Q – Brennan Hawken, Bank of Montreal >

Great. And then just one more if I may. Some investors are asking some questions about the extent of the relationship in between Jefferies and First Brands. You guys did a lot of their acquisition finance and so, and then the level of concentration to the prior question in Point Bonita, you know, leads some to wonder about whether or not there might have been some conflict of interest or checks and balances. Could you walk through maybe some of those processes that you have and hopefully address some of those issues?

<A– Brian Friedman>

I’m going to answer on a couple of levels. Number one, the Point Bonita fund in asset management sits absolutely separate, distinct and apart from whatever happens in investment banking. Kind of Chinese Wall 101. Nothing more to be said. The two have absolutely no relationship and, in fact the decision in 2019 of the asset management Point Bonita team to engage with First Brands, was absolutely away from independent and disconnected from anything on the investment banking side. As far as our investment banking relationship, facts that are getting lost in all of the innuendo and all of the headlines and all of whatever, we did not do a deal for First Brands in 2025. We, over the years, arranged some number of financings. Some number of financings were arranged by us with others involved. Some number were arranged by others without our involvement.

The company arranged some financings directly. We did not close a deal with them in 2025. The record is that the company entered 2025 with audited financials, with a range of banks involved, with the paper generally trading, give or take, at par, with the facts of all of their acquisitions, the facts around factoring. In their financial statements and footnotes, there was not a lot of what is known today that wasn't on paper and known. We, as we do, entered into an engagement to help them refinance what was a, at the time, more than year out maturity, normal, natural. I think I'm going to be wrong on the number, a billion dollars is coming due in 16 months, time to take a look. And the thought was that the most efficient way to do this is a comprehensive package re-fi.

That effort ended when the company did not produce a quality of earnings. I mean there's something to be said that the effort around that refinancing led to the request for a quality of earnings which ended up, whether this is causal, we don't know. But days after they didn't provide it, you know, or acknowledge that it wasn't going to be forthcoming, they went into a bunker and filed chapter 11. Again, I said earlier, I've seen frauds, I've seen whatever. I've seen companies collapse that didn't have a fraud. Sadly, with highly levered companies, which again, no one entered 2025 not aware, okay, lawyers, accountants, rating agencies, investment bankers, commercial bankers, the whole world knew everything in concept. Again, if there's a fraud and there's something we didn't know, we all didn't know.

But a highly levered company has a higher level of risk and it came home. That's the only thing we can say now. But this was separate, this was understood. You know, again, fair questions that we're not answering, but I think we're answering in a way that you should see, it's not an outlier, it's not a – and again, there are companies where investment bankers are the house banker and intimate. I will tell you that's a minority, okay? A majority, the relationship is real, but it is episodic. You're called in. You call with an idea. They have a need, they call you. You have a thought, you call them. And this company was much more in the latter category than in the former category. And we know the difference.

<A– Rich Handler>

And I would just add most of our major interactions was us, because we have a strong banking team in the automotive space selling them assets that they paid for in cash. So, we were representing someone against them in terms of maximizing the price. So, it wasn't like were in cahoots with them as they were accumulating this. We were actually helping clients sell their companies and they were the buyer.

<Q – Brennan Hawken, Bank of Montreal >

Yeah, thank you for that. If you don't mind, just maybe one more, because this is important and I think this is. Have you seen – it's very early days and we know this stuff can take time to play out – but within your client franchise, have you seen any concern around counterparties, whether they be issuers or trading counterparties or other parts of your business, call in to express concern? Have you seen any of that?

<A– Rich Handler>

I think what you would expect is people like all of us in this room and ourselves ask questions. The support has been remarkable. We have not had any issues. Our clients are with us, our counterparties are with us. Our statistics are the same they were at quarter end. And we're basically having a good – can I say we're having a good quarter? Allowed to? Can I say that? – And business is good. Okay. And, you know, and our backlogs are building each week and you know, it's – that's why my segue was so wacky. Okay. It's like we have to acknowledge it, but we actually are in a great spot.

<A– Brian Friedman>

We have a basis in our daily, weekly, monthly backlog, et cetera, to have the confidence and enthusiasm we have.

<Q – Brennan Hawken, Bank of Montreal >

Thanks for taking my questions.

<A– Rich Handler>

You're giving my General Counsel a heart attack, by the way. [laughter]

<Q – Ryan Kenney, Morgan Stanley >

Hi, Ryan Kenney, I'm from Morgan Stanley. So, clearly credit is a big theme that's impacting not just Jefferies’ stock with this one issue, but a variety of stocks in the financial services industry right now. So there have been a few bankruptcies. They seem idiosyncratic. You have a unique view into credit, given you're advising high yield clients, you're trading high yield securities. So, what are you seeing in your client base? Are you seeing any other signs of cracks? And then if you could give us just an overview of, if we do see more events, how would Jefferies’ business react? Is it a headwind to trading? Is it opportunities and restructuring?

<A– Rich Handler>

So, I'll just say this is us personally, we believe we were defrauded, okay, from a company. I personally talk to a lot of investors, a lot of CEOs, a lot of operating businesses. I think the environment is generally pretty darn good. I don't see this as the canary in the coal mine. I'm not saying there aren't other issues like this. There was one yesterday that one of our competitors had to deal with. I think these things happen, but I don't see the - and I think there's a fight going on right now between the banks and direct lenders who each want to point fingers at each other and say, it's your fault, no, it's your fault. The fact of the matter is, the economy is generally good. Interest rates are probably coming down. Unemployment is relatively low. You know, there's definitely volatility, but there's the geopolitical volatility has been handled remarkably well, all things considered. And it doesn't feel like we're on the edge of a default cycle, quite frankly, to me, and I've been on the edge of default cycles before. I think that's one of the reasons why our business is doing so well right now. Private equity is flush with capital and they have to basically sell companies. Corporates feel pretty strong, so they're actually being acquisitive. And there's a functioning liquid debt and equity market right now. And certain parts of the world are better than other parts of the world. But it doesn't feel like, you know, 2007 when the world's about to come to an end. Look at the financial sector. The financial sector across the board is usually the canary in the coal mine. Okay?

And across the board, the financial sector for the most part, is doing incredibly well right now, as are we. So, I don't see it as the beginning of the end. Clearly, there'll be episodic situations. Yes, we have a restructuring business. By the way, our restructuring business this year is doing great. So, this is all happening in scale and I don't feel like we're about to jump off the cliff.

<A– Brian Friedman>

No, not at all. I mean, there's a little bit of, you know, what's in the air creeping into spreads that's going to happen from moment to moment, but we've actually gone longer than people appreciate without having a really difficult corporate credit cycle. You know, you've tended to have subsector problems. You've tended to have, you know, three random things in a short period. But, you know, even if you – and you have to go back a long way – even if you go back to ‘01 ‘02 spreads blew out and paper that was issued in part traded at 60 and the bulk of it ended up paying off at 100. I mean, there's a lot backing this, particularly private equity supported companies. There's a lot more to this. Again, that's not to say that everyone is buying pieces of paper they understand. It's not saying that they're pricing correctly.

They may be. I mean, that will be seen in time. But in terms of credit cycle, no.

<Q – Ryan Kenney, Morgan Stanley >

And then shifting gears a bit to a more positive question. So, if we don't get a credit cycle and investment banking keeps picking up, can you give us a little bit more color on the operating leverage that you would expect? Is it a 2026 story where we might see some comp ratio improvement? Is it a 4Q story?

<A– Brian Friedman>

With your assumptions? Yes. Okay. With your assumptions, again, the easiest thing to do, my partner just gave it away. You know, we feel pretty good about the fourth quarter. Interpret that, whatever you want to interpret it. But take the third quarter, multiply it by four, assume some progress. What does that tell you is reasonably possible? That's about as far as we'll go on a prognostication in 2026. Matt gave you, you know, a commitment on operating leverage. It's all here. It's real. It came through.

No reason it doesn't continue to come through. I'm going to stop there because we don't predict. But you're going in the right direction. Thank you.

<Q – Joanna Jia, Jefferies >

Hi, good morning. Joanna Jia, Jefferies. With the announced strengthening of the SMBC Alliance, what effects do you see on our culture, and also with Nakashima-san joining the Board a year or so ago?

<A– Brian Friedman>

The goal from the very beginning was to take corporate banking at SMBC and investment banking and capital markets at Jefferies – and I'll put in suspense in this discussion, Nikko, which is investment banking and capital markets, most significantly in Japan and now heading into a joint venture with us – so think of it as commercial banking and investment banking. You know, some people think about CIB, but C and I are being put next to each other. And what we are doing is building bridges from one to the other, familiarity between one and the other, and we are trying to build an internal joint culture of cooperation, communication, openness and joint effort that gets our client the best. It's something that we usually believe is the right way to do this.

We've seen a lot of people try other ways that didn't work so well. And the result is that we're going at this methodically. As I said, you know, four years ago, we announced a toe in the water. Two years ago, we announced a swath of focus. This time, we announced some serious things. I mean, you know – just to put it in perspective and also to talk about sort of the future upside – the joint venture in equities doesn't operate until 2027. So, a little bit of cost and no benefit for the next five quarters followed by hopefully relatively immediate benefit and a meaningful growth trajectory. So, we're doing this on a brick by brick, day by day.

I saw a list yesterday of something like 25 senior MDs in investment banking that either have been or will be in the last few months and the next few months in Japan. We, as of July 1, denominated 71 Japanese companies as joint focus because of their predilection to work on a global cross-border basis which will really utilize our joint capabilities. So, at this point it's down at the coal face day by day and we will maintain our culture, they will maintain their culture. You got to believe there's going to be a little creep toward each other and that'll be wonderful.

<A– Rich Handler>

I would just add having Nakashima-san on our Board has been seamless. I mean it's just been a pleasure. He's very smart. We have a very open and transparent conversation at our Board level, as you would expect. Our Board is not a formal board. Our Board, we speak as plain and transparent – and he appreciates it, he understands it and it's very exciting.

<Q – Joanna Jia, Jefferies >

Thank you.

<A– Rich Handler>

Chris in the back.

<Q – Chris Kotowski, Oppenheimer >

Good morning. Chris Kotowski from Oppenheimer. I guess one of the most striking things in the environment in my career is that the number of public companies has gone down from 9,000 to 4,000. And I wonder if you could just reflect on that a little bit in terms of your business. Is it a good thing or a bad thing? Are the private markets revenues better margins, worse margins, more predictable, less predictable? And also, does that trend against public companies go on forever and what is the impact of that on Pete Forlenza's business in the future?

<A– Rich Handler>

So, I'll tell you you're entirely right. That has been the path. I think things have changed over the course of the last several years and that's a good thing for our business and I'll tell you why. The pressure in private equity to return capital to LPs is intense and there's ways you could do it. You could do a dividend recap, you could do a sale, you could do a continuation fund, or you could do an IPO. From a regulatory perspective and from a process perspective, the IPOs were very, very challenging, very difficult for a long period of time. Additionally, you only had a handful of stocks that were outperforming in the public markets. So, the comps weren't really there. If you look at the climate today – and the anticipated climate – there are good comps, there's a better process to go public, there's more pressure on the GPs to actually do it.

And you'll – I think you're going to see and we see it in our business – we're pitching, I mean, gosh, I mean, we're going, you know, we're five or 10 pitches in a week on real companies that are all high quality, of varying sizes, who all want to access the public markets. That being said, today, I kind of wish Jefferies was a private company so I could, you know – in fact, at this price, I'd be happy to buy Jefferies as a private company. But I could empathize with, you know, with the challenges of running a public company, probably better than most, listening to a lot of the nonsense and the noise that you have to deal with. I think you're going to see a lot of opportunity for us to take advantage of the re-public – and it'll be good for Pete also – the re-public’ing of a lot of companies. It'll be good for Pete. It'll be good for Jefferies.

<A– Brian Friedman>

In continuing defense of Pete…

<A– Rich Handler>

Okay, that was not an unsolicited takeover of Jefferies by me. Okay? [laughter]

<A– Brian Friedman>

If you go back 50 or 60 years, we had a commission rate per share that would have been, you know, somewhere in the 15 to 20 times what our average commission rate is today. We peaked in the number of public companies 20 years ago. As Pete suggested, we expect to have record revenues in equities this year. So, in a way, it's not holding us back one iota in equities.

I'll add a couple of thoughts on the number of public companies. And this is, you know, maybe in the end, a personal view. I think some number of us share it. I think the number is going to grow. Some good number of the ones that went away should have gone away. Some of them shouldn't have been, you know, I mean, we can even go back to ‘20-‘21, right?

How many of those SPACs, you know, shouldn't have had a merger? But if you look at it on a today basis, market capitalization in the world has multiplied, while the largest single private equity fund has grown relatively modestly in scale. In other words, the capacity of private equity to own a company is somewhat constrained.

And I'll say this – let's put the Electronic Arts deal to the side, it had a major sovereign component, whatever the case – generally when companies reach, give or take, a $10 billion scale, the ability for private equity to be the next step starts to go down precipitously. It probably starts to go down in the $6, $7, $8, and it goes down even more precipitously around $10. And by the way, if you're the private equity buyer at $10, your goal is to see it going out the door in three, five, seven years at $15 or $20. The IPO market is, in my view, all but essential to the PE world and the VC world. We have a good number of companies in the hands of sponsor and VC that fit what I just described, that are somewhere in our backlog – in some cases without a number because they're a year out and two years out – but you're likely, if the market goes as we think it will, you're likely to see a robust IPO market. The test will be whether it is as robust as what we experienced – unfortunately, you have to go back almost more than 25 years ago. It may be.

That's one thing there is – and by the way, the buyers are not having a problem, okay? The average manager is looking for alpha in a world where a small number of stocks are driving indices, right? And IPO buyers have lined up readily. We've had great success now going back over 2 years. I mean, we've had strength in the IPO market since – give or take – June of 2023. And you know, we actually put out a firm note over a year ago saying, hey, the windows open, wake up. People are not fully awake to the window is open, the buyers are there. Ironically, the merchandise is sitting. It needs to be moved forward and it's something we're employing owners to be mindful of, that there's a market for them to participate.

The second thing I'll say is that at least on a US basis, things that the President have said, things that Chairman Atkins have said, there is a recognition of the issue. This has been an administration that tends to respond and respond practically. There are practical things they can do to make it more hospitable to be a public company and to feel better about being a public company, and accept what the obligations and risks are of being a public company. The more of that that comes through, the more what we're suggesting is likely to happen. And the good news is, I think with this government, we're going to hear about that over the next month to year, not 10 years.

<Q – Madeleine Hines, Millennium >

Madeleine Hines, Millennium. I just wanted to circle back on operating leverage. Across the industry, we've seen comp ratios stick here at higher levels, and I'm just curious what your perspective is on competition for talent, retaining bankers, and what you’re seeing in the industry.

<A– Brian Friedman>

The competition for talent is intense. I'd say it's mostly coming, in our case, from the folks that have been left behind, which is a lot of folks. So, you know, the good news for us in dealing with it is, number one, we treat our people right, we believe, and our attrition historically, you know, our undesired attrition has been incredibly low. We're going to continue to keep our guard up. It puts pressure to make sure that we're right in our judgments. We've only lost, I'd say, a very, very, very small number of MDs in investment banking that, you know, we were surprised or disappointed. Again, in some cases, we were disappointed, but not surprised –it was unique to the individual. But yeah, no, it's totally intense.

It's not likely to abate because I think a number of folks are realizing that they're behind and if they don't catch up, they're going to be further behind. Personally, I've never seen anybody catch up, so it'll be interesting.

<A– Rich Handler>

You know, I'll say that's one of the reasons why we're not being super aggressive right now, and we were super aggressive two years ago. It's always hardest, especially running a public company, but it's always hard to play offense when things are tough, and it's also very hard to play defense when things are good. Not that we're playing defense. We're still offensive, but we're not doing – we're not as aggressively going after people. But more importantly, it comes down to culture. Every one of the 6,000 people at Jefferies, every one of them, okay, could get a job elsewhere. I really believe that. And they come in every – and we have that mentality that it's a privilege for us that they come back up our elevator every single day.

And when you treat people that way versus, you know, we're a brand and we have ATM machines or credit cards and you're lucky to work here and, you know, these are all great companies, but it's a different mentality. And I think that's what is our secret sauce that allows us to keep our people in times of frenzy. And it's a fight every day.

<Q – Mike Brown, UBS >

Mike Brown, UBS. So, great to see you and thanks again for hosting a great event. Always a good annual event. So having steady hands on the wheel and that long term view has really been a clear driver of the results that you've shared today. With impressive milestones – like I think you said 36 years for you, Rich, and 26 years for you, Brian – just curious, how do you see yourselves steering the ship toward those 40 and 30-year marks when we gather at the investor day in a few years? And then on a related note, can you just share a bit about how you and the Board think about that long term leadership and succession planning? Thank you.

<A– Rich Handler>

So, I'll give it a shot. First off, I think our Company is in an enviable position to have two people who are actually partners, who like each other, who work together, who are complementary. We don't always like each other, but often, we like each other. [laughter] And that is a great thing to have in any organization. I would also add, and I think the Board has comfort in, there are a lot of really special people within our organization who are also complementary to both of us. And I think you should assume that our Board has a perspective. God forbid something happens to both of us or one of us, there are strategies and contingency plans. Speaking just for myself, Brian can speak for himself. I'm not looking to do anything other than this. I love this job, okay? I love this job. As I said before, I'm all in. I've never had a contract here, so the day they're done with me, they can just tell me goodbye. But I feel like we're at the ground floor of building this Company. And I got great partners around me, including Brian, that are all prepared to build this Company going forward. And the Board's aware of it and they're cognizant of it. And I think it's a pretty good situation.

<A– Brian Friedman>

The energy, the enthusiasm, the optimism that you're hearing is real and we're deeply committed. And I'll make the personal comment and I think Rich will agree – one of the ultimate measures of our contribution to Jefferies will be the transition. And I think that's true for every leadership team that what comes after is also from your watch and on your watch. And it's something we're conscious, we're deeply aware of. You've seen our team around us evolve over time. We have more and better leadership by a mile than ever we've had. For me personally, it manifests that my number of miles has probably been cut in half in the last five years, and that alone is a measure of how many great people we have running around.

<A– Rich Handler>

And I'll just tell you, I know Brian feels it the same – the breadth of support and people who are doing the heavy lifting around here, we've never been in this position before. And don't tell our Board and keep this between yourselves, but this place does pretty darn well around us. It really does.

<A– Brian Friedman>

Someone deliver a microphone, please.

<A– Rich Handler>

We need some microphones up front.

<Q – James Yaro, Goldman Sachs >

James Yaro, Goldman Sachs. Just quickly on the prime brokerage opportunity. For many years you talked about, you know, being very measured in that growth – expensive to fund that – you now talked about a little bit of a different message here, that you're being invited in to provide financing for some of the largest hedge funds. Maybe you could just talk about your aspirations in that business and how you plan to fund that and maybe what that means for the balance sheet.

<A– Pete Forlenza>

I think it's important, and thank you for the question because I think this is very important. The way I would frame it is, yes, we are being invited in to some of the largest hedge funds. Let's think about why. The first thing is they value the broader platform we have. That's the first thing – in the deep partnership we have. The second thing is they are hitting capacity constraints at some banks – that's probably not a surprise to you. And for us to leg into this business is an opportunity for us. And it’s something that we're doing in a very measured fashion. There are some large hedge funds that would like to give us even more balances than we're ready to take at this point. So we're legging into this. We can also get a lot of this off balance sheet via repos, etc.

But it's important to frame the opportunity in that when we do this and we bring on those larger funds, there's a lot of internalization. So there's inherent leverage with that and our sales and trading businesses go up. But important to your question is because we're being invited in, we're looking to see what fits us. I wouldn't expect that you're going to see us look like one of the big banks in prime brokerage, but the leverage we have right now in the platform because of this and this, you know, again, being asked to do this, we're in a very good position. I hope that answers it.

<A– Rich Handler>

I would just add, it's hard to really understand, especially from where I started in 1990 with our equity business, that the stock was 25 cents a share, crossing. We have every single thing these clients want. Okay, the research, the electronics, the global footprint, the high touch, the calendar – I mean, you go through it – the cap intro. It took us forever. And this is kind of a microcosm of Jefferies. We had to build each of these things in place forever.

And at this snapshot in time, we have it all. So Pete's going to look at the mosaic of opportunity. It's very strange when clients want you to do more and you have to figure out what is the smart thing for us to do from a risk perspective, from a capital perspective, from a growth perspective, from a partnership perspective. And that's how we're trying to look at everything from banking to fixed income to equity right now. It’s a very enviable place to be.

<A– Brian Friedman>

And we entered prime brokerage 20 years ago in 2005. This has been a very slow, very focused, very methodical build. And the second thing I'll say is that there have been those who have entered the prime brokerage business from purely a financing perspective. We are coming into it from entirely a service and relationship perspective, where financing becomes an added feature that expands our opportunity. In many ways, it's no different than what we're doing in investment banking.

<Q – Brennan Hawken, Bank of Montreal >

Hi, thanks for taking another. Brennan Hawken at BMO. So, after hearing your comments on the quarter, the stock’s actually nearly half pared the drawdown, which is great. So, you know –

<A– Rich Handler>

Okay, who here is trading? Raise your hand. [laughter]

<Q – Brennan Hawken, Bank of Montreal >

We got a hot hand, so let's keep it going. [laughter] So, Madeleine asked about this a little bit. Comp leverage is very much in focus. You guys did a great job recruiting when things were cooler. As you said, don't like the competition today, which sounds really, really sensible. So, one of the things that's been a bit of a headwind for the comp leverage has been the amortization of the recruiting packages. So given your slowing on the recruiting front, how should we be thinking about – when we're modeling out the comp – how should we be thinking about the roll off of those recruiting packages, especially since we're slowing now?

<A– Brian Friedman>

Again, you're right. Okay, so the concept is right. I don't think we can give you a narrow on the slope, but the slope is the direction that you're suggesting. What I would always emphasize is that we will see more meaningful and more rapid – so more meaningful and steeper – benefit on the non-comp side. Now it's a smaller number, but we'll see more meaningful and faster leverage there. We will see leverage from the incremental margin on revenue and then only third will you really get benefit from comp. And I want to emphasize that it's very hard to compare us other than that it's obvious we're below, I think, all the boutiques and we're above all of the highly diversified – where you're blending in the cost of people that are filling up the ATMs. Our comp ratio will come down with scale slowly in time, there's no question. And the amortization is one part, the leverage on the pyramid is the other part. And you know, you tell me the revenue and I'll tell you the slope.

<A– Rich Handler>

But also just look at the first half of this year when the markets were basically closed and then the third quarter and how the world feels right now. I mean that revenue comes right to us in all of our various businesses. And so we have the ability, as long as there's some remote stability in the world, we're a very good pure play – now at a huge discount – on this environment continuing.

<A– Brian Friedman>

I think next year we’ll bring two microphones.

<Q – Taylor Zografakis, Citadel >

Hi, Taylor Zografakis, Citadel. Thanks for the time. So, when I did investment banking many years ago, it was a lot of work, right, as an analyst. And you look at the AI technology today, like, it seems like it can materially improve productivity. So can you maybe help us think through what investments are you making today and do you expect that to be, kind of, more enhancing on the revenue side or can there be good margin benefits over time? Thank you.

<A– Brian Friedman>

I smiled at Andrea because she's spearheading this project. But it's – I shouldn't say – I mean in fairness, other people are in the project too, but Andrea is one of the leaders in thinking about it – I don't want to malign anybody else. There are several aspects to this. AI is coming into the system and it's just going to be a matter of the degree and when. The quality, you know, we have to get the error rate right, you know, even the typo rate down to a place that it works for us. We have opened up a center in Virginia where – this is now, we're now a year and a half into it – where we've hired, you know, kind of “non-analyst” analysts out of college, and we're driving more of a production mindset than a professional training mindset.

So there's a, I think a sea change taking place in how we approach it broadly. There's, you know, again – this hopefully is because if it isn't, I think then AI is overhyped – this is hopefully the first inning of where AI will make a difference. You know, it's the old story, it'll get dark early because five years from now, I believe, but it's just my belief, it will be a material difference in the ease with which we work, the speed with which we could work, the accuracy of it actually will be higher, and yeah, the leverage operationally will be dramatic.

I mean, in our minds the focus is going to be how do we make sure we can train and have enough VP and above – and we have ideas for that I won't go into today – but we really are looking at that, playing in it, testing it, implementing it. And it's again, my view it's a five-year curve. My guess, it’s probably a seven or ten-year curve. But it can happen. It should happen.

I think with that, we thank you very much – excuse me, from the outside.

<Q – Michael Sharp, Executive Vice President & General Counsel >

From the outside, this is a question from Matthew Beagle at HIMCO. Third quarter ‘25, tangible gross leverage was 8 compared to 7.7 last year and 7.9 last quarter. In the past you've articulated a 7 to 8 operating range for tangible gross leverage. Is that still the appropriate range moving forward? And if so, why? And if not, why not?

<A– Brian Friedman>

I'm looking at Matt Larson. The answer is that is the range. Yeah, I mean, yeah the only point we would make is apropos Matt's earlier slide, the growth in our balance sheet has been disproportionately what I would call storage assets and facilitation assets as distinct from inventory and more active assets. And with that in mind, the growth of the business could drive that a bit. And if we go above 8 on a consistent basis, it'll be for that reason and it'll be, you know, very much in a low-risk mindset.

<A– Rich Handler>

But Matt, correct me if I’m wrong, the rating agencies are looking around 10. The rating agencies are around 10 – we are like 20% below – that's where they're comfortable. We are far below where any rating agency on all of our metrics and that's how we operate the Company. And that's really one of our governing principles.

<A– Brian Friedman>

And we're also running a little bit higher than historical, short to intermediate term debt, in part for the T+0 exercise. It's also why we're carrying the highest probably cash we've ever carried, which, you know, something we pointed out on Sunday – I think we're at $12 billion at quarter end. So there's a whole bunch of little vagaries around that make it less of a significant issue.

<A– Rich Handler>

Just to explain it to everybody in when was T+0? May? May of last year, okay. We knew were going to be ready and weren't sure if our counterparties were going to be ready. So we raised a bunch of short-term funding just to have extra cash on the balance sheet and to be prudent. What Brian is basically saying is we've left it out there because the volatility in the world and that's one of the reasons why it's ticked up. It's not because we're putting more risk on and it's basically in cash.

<A– Brian Friedman>

I was just going to say, well, it's in cash, but the good news is in the world we live in today, cash earns reasonably and so our negative carry on that is relatively modest.

<Q – Michael Sharp >

Question on return on tangible equity from Brian Grefe at Raymond James. Based on a review of the proxy filings over the last 12 years, since 2013, ROTE has only exceeded 11% in three of the last 12 years. It's exceeded 10% six times in the last 12 years. Without a commensurate increase in leverage, can this business sustainably earn a double-digit return on equity? If so, what do you believe the drivers will be to get it above 10 to 11%?

<A– Brian Friedman>

I think in two or three pieces we've effectively answered this, which is that this was an aberrational period, the third quarter is indicative of our potential capacity and opportunity, and again, if you go back pre ‘08 you see a different picture. We're very comfortable with what we've said today about where we think returns go over these next several years and earnings growth.

<Q – Michael Sharp >

Question from Jason Aldridge, who is a private investor. Anything in particular to note on HomeFed's efforts regarding the momentum at Otay? Anything else at HomeFed you want to discuss?

<A– Brian Friedman>

Otay is the crown jewel and the biggest chunk of the capital and the assets at HomeFed. It's going, you know, give or take, the way we would have expected it to. The only challenge we have with Otay is that it can be lumpy because we are generally building, you know, one or two multifamily projects at a time. We then mature them out and we then typically realize on them. So the realizations are going to be lumpy. It could be 1 every X number of quarters. Away from that, similarly, in the home sale business, we will occasionally have some lumpiness. So ex the lumpiness, on an annual basis it’s progressing as we expected. And, you know, Southern California real estate is generally strong. You know, the good news is we are fully entitled. We've been able to do a few things to give ourselves more units than we might have expected. So it's kind of leveraging positively for us. All fine.

<Q – Michael Sharp >

No further questions.

<A– Rich Handler>

Look, we are really excited about our Company. I hope you understand, we take the elephant in the room very seriously and we're going to do our work to do what needs to be done to optimize the result for our stakeholders, and also learn ourselves how we can be better. But it really does – it's drop dead serious to us and we take it to heart – that said, the big picture here, I hope you all got a chance to understand it. There is so much positive at this organization right now, globally, and so much potential going forward. It's palpable and we feel it every day. If you ask people around this firm, going up, down the elevators, they're excited about coming to work every day because we know what we have, we know what we have to do and we know what we're capable of. And so from this 35-40% of the shares, to you 40 to 45%. Thank you for being our partners and you can trust us that we are completely focused. So thank you.

[applause]

<<Meeting concludes>>